Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

AK ENVIRONMENTAL, LLC, as the Company,

AMY B. GONZALES and KELLY S. CALDWELL, as the Company

members,

and

NV5 HOLDINGS, INC., as Buyer

March 21, 2014

1

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 21, 2014, by and among (i) AK ENVIRONMENTAL, LLC, a North Carolina limited liability company (the “Company”), (ii) AMY B. GONZALES and KELLY S. CALDWELL, as the sole members of the Company (individually a “Member”, and collectively, the “Members”), and (iii) NV5 HOLDINGS, INC., a Delaware corporation (“Buyer”). Buyer, the Company, and the Members are sometimes referred to separately in this Agreement as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Company is engaged in the business of providing support to the energy, water and construction industries in three practice areas: environmental, project and construction management, and inspection, and other related services (the “Business”);

WHEREAS, the Members collectively are the owners of the membership interests in the Company (“Membership Interests”), which Membership Interests constitute all of the issued and outstanding membership interests of the Company; and

WHEREAS, the Members desire to sell, and Buyer desires to purchase, all of the Membership Interests for the consideration and on the other terms and conditions set forth in this Agreement.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1     Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section 1.1:

“Accounts Receivable” means all accounts receivable billed and unpaid, including prepaid deposits, for services provided to clients by the Company prior to the Closing.

“Actual Adjustment Amount” shall have the meaning set forth in Section 3.2(c) of this Agreement.

“Adjustment Amount” shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

“Agreement” shall have the same meaning as in the introductory paragraph of this Agreement.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“BB&T Line of Credit” shall mean that certain line of credit provided to the Company by Branch Banking & Trust Company, whose security interest is evidenced by that certain UCC-1 financing statement filed with the State of New Jersey, Secretary of State, on September 26, 2008 and assigned filing no 2496761-7.

“Breach” means any material misstatement or inaccuracy in, or any material failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement.

“Business” or "business" shall have the meaning assigned in the recitals.

“Buyer” shall have the same meaning as in the introductory paragraph of this Agreement.

“Closing” means the transfer of title to the Membership Interests to Buyer by the Members, the payment of the Purchase Price by Buyer, and the execution and delivery of all documents, instruments and agreements necessary or appropriate to consummate the sale of the Membership Interests to Buyer in accordance with this Agreement.

“Closing Date” shall have the same meaning as set forth in Section 4.1 of this Agreement.

“Closing Cash Payment” shall have the same meaning as set forth in Section 3.1(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Confidential Information” shall have the same meaning as set forth in Section 8.4 (a) of this Agreement.

“Consent” means any approval, consent, ratification, waiver, or other authorization or release, including, but not limited to, shareholder approval, board of directors approval, third party consent and any Governmental Authorization.

“Contracts” means all contracts, agreements, leases (including leases of real property), licenses, re-seller agreements, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, that are currently outstanding or have ongoing rights or obligations pertaining to them and that have not expired or otherwise been terminated.

“Customer Prepaid Deposits” shall have the same meaning as set forth in Section 5.9(a).

“Damages” means, collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand), with respect to which an Indemnified Party is entitled to receive indemnification pursuant to the provisions of ARTICLE XI; provided, however, that (a) in no event shall Damages include punitive damages, lost profits or any other incidental or consequential damages and (b) in the event that the loss, claim or other liability that gave rise to the right to receive indemnification (i) is covered by insurance maintained by or for the benefit of the Indemnified Party or (ii) results in a Tax Benefit to the Indemnified Party, the amount of any Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by the amount of the insurance proceeds or Tax Benefits.

“Debt Pay-off Amount” shall have the same meaning as set forth in Section 3.3.

“Employee Benefit Plans” means, collectively, all (a) “plans” (as defined in ERISA §3(3)(i)) of which the Company is or was a “Plan Sponsor” (as defined in ERISA §3(16)(B)) or (b) to which the Company otherwise contributes or has contributed and (c) in which the Company’s employees of the Business otherwise participate or have participated.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts the Business, which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §§ 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. § 11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651, et seq. (“OSHA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or to any successor law.

“ERISA Affiliate” means (a) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control of the Company within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code or (d) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 3.2(b) of this Agreement.

“Financial Statements” shall have the same meaning as in Section 5.10 of this Agreement.

“Governmental Authorization” means any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, agency, instrumentality, or authority of any nature.

“Income Tax” means any Tax measured in whole or part by gross income, adjusted gross income, or net income, as such terms are understood for federal Tax purposes.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (e) indebtedness of others guaranteed by such Person.

“Intellectual Property” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf software having a per-copy value of less than $100); all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property.

“Key Employees” shall mean Amy Gonzales, Kelly Caldwell, Edward Gonzales, and each other employee of the Company listed on Schedule 1.1(b).

“Knowledge” in reference to the Company means the actual knowledge of the Members and Edward Gonzales.

“Legal Requirement” means any United States federal, state or local statute, law, ordinance, or regulation as in effect on the date of this Agreement.

“Liabilities” means any debts, obligations, duties or liabilities of any nature.

“Licenses and Permits” shall have the same meaning as in Section 5.24 of this Agreement.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” means any change or effect with respect to the Company which is materially adverse, taken as a whole, to the Company or its operations, except for any such changes or effects resulting directly or indirectly from (i) the announcement or performance of this transaction (including any action or inaction by Buyer, the Company, the Members, or any of the customers, suppliers, lessors, employees or competitors of the Company); or (ii) changes in general economic conditions, the Company’s industry or the securities and financing markets generally.

“Membership Interests” means a membership interest owned by the Members in AK Environmental, LLC, a North Carolina limited liability company, as further described in the Operating Agreement.

“Notice of Contest Period” shall have the same meaning as in Section 11.4 of this Agreement.

“Operating Agreement” means that certain Operating Agreement for the Company dated March 20, 2002, and all amendments, modifications or restatements thereof.

“Party” and “Parties” shall have the same meaning as in the introductory paragraph of this Agreement.

“Permitted Liens” means (a) mechanics’, warehousemen’s, materialmens’, contractors’ and workmens’ liens, and other similar Liens arising in the ordinary course for obligations that are not delinquent, (b) liens for current Taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith provided there are adequate reserves maintained therefor, (c) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, and (d) Liens listed on Schedule 1.1.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Billed Revenue” shall have the same meaning as in Section 5.9(b) of this Agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall have the same meaning as in Section 3.1 of this Agreement.

“Tax” means any tax of any kind, levy, assessment, tariff, duty, impost, charge or fee, including, without limitation, income, gross receipts, franchise, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes or similar governmental charge or assessment of any kind imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” means, with respect to Damages, the amount of actual and reasonably anticipated Tax savings realized by the Party entitled to receive indemnification for such Damages.

“Tax Return” means any return, report, statement, declaration, estimate, form or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, reporting, or payment of any Tax.

“Threatened” means a Proceeding, claim, dispute or other matter that has been noticed to a Party in writing and received by such Party.

“Transaction Documents” means this Agreement, Assignment of Membership Interests, the Promissory Notes, the Employment Agreements, the Closing Certificates, and any other agreements, certificates, instruments or documents entered into or delivered by any Party in connection with this Agreement or the Contemplated Transactions.

“Transfer Taxes” means all sales, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, gains, stamps, duties or similar Taxes.

“WBE Contracts” means each Contract that is premised on the Company having disadvantaged business enterprise certification, or similar preferential status.

“Work in Process” means the work in process in connection with the Customer Contracts, including employees’ time/units produced, out of pocket expenses and subcontractors’ costs incurred and not yet invoiced to customers.

1.2     General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a)     The singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders; and all references to any Party defined herein shall be deemed to refer to each and every Person defined herein as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(b)     All references to “this Agreement” shall include the Exhibits and Schedules to this Agreement as well as the body of this Agreement;

(c)     All references to time shall mean Eastern Standard Time or Eastern Daylight Saving Time, as then in effect; and

(d)     All references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation or statute shall be deemed to include successor, amended, renumbered and replacement provisions thereof.

ARTICLE II
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1     Sale and Purchase of Membership Interests. At the Closing, on the terms and subject to the conditions of this Agreement, each of the Members will sell, transfer and deliver or cause to be delivered to Buyer, free and clear of any Liens, the Membership Interests, and Buyer will purchase the Membership Interests.

ARTICLE III

PURCHASE PRICE

3.1     Purchase Price. On the terms and subject to the conditions of this Agreement, the Members agree to sell and deliver to Buyer the Membership Interests, and Buyer agrees to deliver to the Members a maximum consideration of Seven Million Dollars ($7,000,000) consisting of the amounts listed in (a), (b) and (c) below and subject to adjustment as expressly provided herein. The amounts described in Section 3.1(a), (b) and (c) below are collectively referred to as the “Purchase Price”.

(a)     Closing Payment. At Closing, Buyer shall pay to the Members in the proportions set forth on Exhibit A an amount in cash (the “Closing Cash Payment”) equal to Three Million Five Hundred Thousand Dollars ($3,500,000). The Closing Cash Payment shall be paid to the Members by wire transfer or delivery of other immediately available funds on the Closing Date.

(b)     Closing Shares. At Closing, Buyer shall issue to the Members in the proportions set forth on Exhibit A the number of shares of common stock in Buyer (the “Closing Shares” and together with the Closing Cash Payment, the “Closing Payment”) equal to the quotient of (i) Five Hundred Thousand Dollars ($500,000), divided by (ii) the Share Value. The “Share Value” for purposes of determining the number of Closing Shares issued to the Members shall be the average reported closing trading price of Buyer’s listed common stock for the thirty (30)-day period immediately preceding the Closing.

(c)     Future Payments – Promissory Notes. Subject to Section 3.2, Section 3.3 and Section 11.7, Three Million Dollars ($3,000,000) shall be payable in the form of promissory notes (each, a “Promissory Note” and collectively the “Promissory Notes”) made by Buyer and payable to the Members in the proportions set forth on Exhibit A, delivered to the Members at Closing, which provide for three (3) equal payments of One Million Dollars ($1,000,000.00) in the aggregate on the first, second and third annual anniversaries of the Closing Date. Each Promissory Note shall be substantially in the same form as the attached Exhibit F and by this reference incorporated herein and shall provide for the following terms in addition to those indicated above: (i) the interest rate shall be fixed at three percent (3.0%) per annum payable at the time principal payments are due, and (ii) such other terms as are customary for promissory notes of this type. Attached to each Promissory Note shall be a schedule specifying the outstanding principal amount of such Promissory Note, which schedule shall be amended by Buyer following any adjustment to the outstanding principal amount of such Promissory Note expressly permitted pursuant to the provisions of this Agreement without requiring any further amendment or the consent or approval of the Members, by deducting the adjustment from the next installments of principal due to the extent of the adjustment.

3.2     AR/WIP Adjustment. The Parties acknowledge that the consideration being provided by Buyer to the Members is based on the assumption that the Buyer will not have to support the Company’s cash flow in the first ninety (90) days after Closing, and that the Buyer is relying on the Company’s Accounts Receivable and Work In Process to support the Company’s cash flow for this purpose. Therefore, the Parties have agreed to an Accounts Receivable/WIP adjustment to the payments due under the Promissory Notes.

(a)     The following capitalized terms used in this Agreement shall have the following meanings:

(i)       “Adjustment Amount” means the amount, if any, by which the actual amount of Determination Date AR/WIP is less than the Target AR/WIP.

(ii)      “Determination Date” means June 30, 2014.

(iii)     “Determination Date AR/WIP” means the aggregate of the Accounts Receivable and Work in Process of the Company as of the Determination Date.

(iv)    “Target AR/WIP” means Two Million Seven Hundred Thousand Dollars ($2,700,000.00) as the amount of the Company’s Accounts Receivable and Work In Process as of the Determination Date.

(b)     Within twenty (20) days after the Determination Date, the Buyer shall deliver to the Members a worksheet (the “Worksheet”) setting forth the Determination Date AR/WIP and a computation of the Adjustment Amount, if any. The Worksheet shall be prepared by the Buyer and shall be subject to the approval of the Members, which shall not be unreasonably withheld. If the Worksheet is not acceptable to Members, the Members shall promptly submit their comments on the Worksheet to the Buyer, and Buyer and the Members shall endeavor in good faith to immediately address such comments. The Worksheet shall be in reasonable detail and shall be accompanied by supporting documentation and work papers

(c)     The Worksheet shall be final, conclusive and binding on the Parties unless the Members provide a written notice (a “Dispute Notice”) to the Buyer no later than twenty (20) days after delivery of the Worksheet setting forth in reasonable detail the nature of any disagreement so asserted and the estimated dollar amount of the disputed sums. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

(d)     Buyer and the Members will attempt to resolve the matters raised in a Dispute Notice in good faith. If any such matters remain unresolved by the date that is twenty (20) days after the date on which the Dispute Notice was delivered to Buyer, either Buyer or the Members may provide written notice to the other that it elects to submit the disputed items to a mutually agreeable, nationally or regionally recognized accounting firm who shall be independent and does not represent any of the Parties in any other matter (the “Neutral Firm”). The Neutral Firm will promptly review the items objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount. The Neutral Firm shall be provided with full access to the Company’s books and records related as deemed necessary by the Neutral Firm to verify the disputed Accounts Receivable and/or Work in Process. Additionally, the Neutral Firm may review any other records of the Company, and obtain oral and written confirmation from the Parties, as the Neutral Firm deems reasonably necessary and as consistent with generally accepted auditing procedures. The decision of the Neutral Firm with respect to the worksheet and the Adjustment Amount will be final, conclusive and binding on the Parties. Subject to the foregoing, each of the Members, the Company and Buyer agree to use its commercially reasonable efforts to cooperate with the Neutral Firm and to cause the Neutral Firm to resolve any dispute no later than twenty (20) days after selection of the Neutral Firm.

(e)     The fees and expenses of the Neutral Firm shall be borne by the Party requesting the Neutral Firm review, provided that the Members, if they are the requesting Party, shall be responsible jointly and severally for such fees, but have have agreed among themselves to pay their fees in accordance with their membership percentage in the Company as set forth in Exhibit A.

(f)     The Members shall either (i) pay to Buyer the amount of the Adjustment Amount within five (5) days after finally determined as described herein, or (ii) Buyer may offset such Adjustment Amount against amounts due under the Promissory Notes which offset shall be applied to the installments in the order due until paid in full. Any payment pursuant to this Section 3.2 will be treated by the Parties as an adjustment to the Purchase Price.

3.3     Debt Payoff Amount; BB&T LOC Adjustment; Other Expenses. The Company shall pay on or prior to Closing any Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date which amount shall represent the amount necessary to pay in full and discharge all such Indebtedness excluding the BB&T Line of Credit (the “Debt Pay-Off Amount”). If the Debt Pay-Off Amount has not been paid as of the Closing Date, the Buyer may offset the Debt Pay-Off Amount from the Closing Cash Payment and the amounts due under the Promissory Notes. The BB&T Line of Credit shall be paid down to an outstanding balance of $500,000 as of March 21, 2014. On March 21, 2014. the Company shall cause the lender under the BB&T Line of Credit to freeze the line and not permit any further advances against the line of credit. From March 21, 2014 through March 31, 2014, the Company shall apply all accounts receivable collections to ordinary operating expenses (for example, excluding capital expenditures and bonuses) and to paying down the BB&T Line of Credit. On April 1, 2014, the Company shall determine the outstanding balance of the BB&T Line of Credit (the “BB&T Line of Credit Adjustment Amount”) and report such amount if any to the Members and the Buyer. The Members shall either (i) pay to BB&T the amount of the BB&T Line of Credit Adjustment Amount within five (5) days after finally determined as described herein, or (ii) Buyer may offset the BB&T Line of Credit Adjustment Amount against amounts due under the Promissory Notes which offset shall be applied to the installments in the order due until paid in full. The Company cause the BB&T Line of Credit to be reduced to zero outstanding as of March 31, 2014, and shall cause the Members to be released as guarantors of the BB&T Line of Credit as soon as is commercially practicable after March 31, 2014. Any payment pursuant to this Section 3.3 will be treated by the Parties as an adjustment to the Purchase Price. Each party shall pay its own legal fees and other transaction expenses outside of Closing.

3.4     Issuance of Buyer Shares to Members. Notwithstanding anything to the contrary, at Buyer’s sole option, Buyer may make payments of all Closing Shares under Section 3.1(b) in the form of cash at Closing or a combination of cash at Closing and Buyer’s common stock; provided, however, that the aggregate number of shares of Buyer common stock issuable to all Members hereunder as Closing Shares or Option Shares shall not exceed 9.9% of either (a) the total number of shares of Buyer’s common stock outstanding as of the date of this Agreement or (b) the total voting power of Buyer’s securities outstanding on the date of this Agreement that are entitled to vote on a matter being voted on by holders of the Buyer’s common stock.

3.5     Lock-Up. All shares received by the Members from Buyer pursuant to Section 3.1 shall be subject to lock up restrictions for a period of twelve (12) months.

3.6     Certificate Legends. The shares of Buyer common stock to be issued to the Members pursuant to Section 3.1 and 3.8 have not been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances. Each certificate evidencing shares of Company Common Stock to be issued pursuant to Section 3.1 and 3.8 shall bear the following legend and any other legends required by state securities laws:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

3.7     Wire Transfer Instructions. Any amounts payable by Buyer to the Members by wire transfer pursuant to this ARTICLE III shall be paid by wire transfer or delivery of other immediately available funds to such accounts specified on Exhibit A or to such accounts as otherwise specified in writing by any such Member at least three (3) Business Days prior to the applicable payment date.

3.8     Award of Shares in Buyer’s Restricted Stock Plan. Buyer has adopted an incentive stock option plan known as the NV 5 Holdings, Inc., 2011 Equity Incentive Plan effective as of October 5, 2011, as amended (the “Restricted Stock Plan”). Within the three (3) year term of the Promissory Notes, Buyer agrees to award restricted stock purchase rights to purchase shares of Stock of Buyer to employees of the Company who are employed by Buyer or its assignee post closing in an amount of shares of Buyer equal to the number of shares of common stock in Buyer (the “Option Shares”) up to Two Hundred Fifty Thousand Dollars ($250,000), subject to the profitability of the Company. All Restricted Stock Purchase Rights awarded under this paragraph shall be subject to the terms of the Restricted Stock Plan and each recipient’s execution of all documents required under the terms of the Restricted Stock Plan in order to become a Participant and to receive their award.

ARTICLE IV
CLOSING

4.1     Closing. The closing of the Contemplated Transactions (the “Closing”) will take place remotely via an exchange of documents and signatures on the date hereof, or at such other time and place as the Parties may mutually agree upon in writing (the “Closing Date”), at which time the documents and instruments referred to in this Agreement will be delivered by the Parties.

4.2     Closing Deliveries. At the Closing:

(a)     Members Deliveries. Prior to or at the Closing, the Members will deliver, or cause to be delivered, to Buyer the following:

(i)     Assignment of Membership Interests assigning each of the Members Membership Interests to Buyer;

(ii)     with respect to each Member, a properly executed certificate of non-foreign status in a form meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iii)     the resignations of managers of the Company set forth on Schedule 4.2(a)(iii);

(iv)     all Consents and assignments necessary in connection with the Contemplated Transactions as set forth on Schedule 4.2(a)(iv);

(v)     a closing certificate, dated as of the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit B, certifying that (A) all closing deliveries specified in this Section 4.2(a) have been delivered, and (B) the representations and warranties of the Company contained in ARTICLE IV are true and correct in all material respects as of the Closing Date;

(vi)     a Members’ certificate, dated as of the Closing Date, executed by each of the Members, in the form attached as Exhibit C, certifying (A) the Articles of Organization of the Company, (B) the Operating Agreement of the Company, (C) approval by the Members of the Company of this Agreement and the Contemplated Transactions, (D) the good standing of the Company, and (E) the incumbency and genuineness of the signatures of each Member of the Company executing the Transaction Documents;

(vii)    a certificate, dated no more than ten (10) days prior to the Closing Date, executed by the Members of the Company, in the form attached as Exhibit D, certifying that the Company is not a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code;

(viii)     employment agreements from each of the Key Employees (the “Employment Agreements”), executed and delivered by the Company and the applicable Key Employee, in a form acceptable to Buyer;

(ix)     executed copies of payoff letters in respect of the payment to the intended beneficiaries thereof of all Indebtedness of the Company, including without limitation the BB&T Line of Credit;

(x)     evidence, in a form acceptable to Buyer, of continued good standing of each of the Company and the Company’s Subsidiaries;

(xi)     an opinion of counsel to the Members and the Company, in a form reasonably requested by the Buyer; and

(xii)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

(b)     Buyer Deliveries. Prior to or at the Closing, Buyer will deliver, or cause to be delivered, to the Members the following:

(i)     the Closing Payment payable in the manner described in Section 3.1;

(ii)     the Promissory Notes;

(iii)     the Closing Shares;

(iv)     certified copies of resolutions duly adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the Contemplated Transactions by Buyer;

(v)     a closing certificate, dated as of the Closing Date, executed by Buyer in the form attached as Exhibit E, certifying that (A) all closing deliveries specified in this Section 4.2(b) have been delivered, and (B) the representations and warranties of Buyer contained in ARTICLE VII are true and correct in all material respects as of the Closing Date;

(vi)     an opinion of counsel to the Buyer, in a form reasonably requested by the Members; and

(vii)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions including certificates representing the Closing Shares issued to the Members in accordance with Section 3.1(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

The Company makes no representations or warranties to Buyer except as set forth in this ARTICLE V. The Members make no representations or warranties to Buyer except as set forth in this ARTICLE V and in ARTICLE VI. For purposes of this ARTICLE V, all references to the Company shall be deemed to include the Subsidiaries of the Company unless the context otherwise requires. The Company and the Members hereby jointly and severally represent and warrant to Buyer as follows:

5.1     Organization; Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the organizational documents of the Company as currently in effect and the Operating Agreement of the Company. Schedule 5.1 sets forth a true and correct list of each jurisdiction in which the Company is qualified or registered to transact business.

5.2     Company’s Power and Authority; Enforceability. The Company has full power and authority to execute and deliver this Agreement and any other Transaction Documents required to be executed and delivered by it in connection with the Contemplated Transactions and to perform its obligations under this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. The Company has taken all company action on the part of the Company necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of the Company under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3     Subsidiaries. Except as set forth on Schedule 5.3: (a) the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity; and (b) the Company is not a participant in any joint venture, partnership or similar arrangement.

5.4     Capitalization. Schedule 5.4 accurately and completely sets forth the capital structure of the Company by listing thereon the membership interests of the Company which are authorized and which are issued and outstanding and identifying the record owner of each membership interest. The Members own all of the outstanding membership interests of the Company of the Company (a) are duly authorized, (b) are free and clear of any Liens and defects of title whatsoever, (c) are held of record and beneficially owned by the Members, and (d) were not issued in violation of the Operating Agreement or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Body by which the Company at the time of issuance was bound. Except as set forth on Schedule 5.4, (i) there are no outstanding options, membership interest appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the membership interests of the Company, other than as contemplated by this Agreement, (ii) there are no outstanding Contracts of the Company and the Members or any other Person to purchase, redeem or otherwise acquire any outstanding membership interests of the Company, or securities or obligations of any kind convertible into any membership interests of the Company, and (iii) there are no distributions or preferred returns which have accrued or been approved but are currently unpaid with respect to any membership interest of the Company.

5.5     Indebtedness. Except as set forth on Schedule 5.5, the Company has no outstanding Indebtedness.

5.6     Contracts.

(a)     Schedule 5.6(a) sets forth a list of all Customer Contracts. Except as set forth on Schedule 5.6(a), the Company has not received notice from any customer that such customer plans on terminating its Customer Contract with the Company. To the Knowledge of the Company or the Members, except with respect to Customer Contracts that expire in accordance with their terms, no Customer intends to terminate its relationship with the Company or put its Customer Contract with the Company out for bid, within six (6) months after the Closing Date.

(b)     To the Knowledge of the Members and the Company, (i) in all other respects such Customer Contracts are valid and binding obligations of the parties thereto enforceable in accordance with its respective terms and conditions; and (ii) the Company and any other party thereto are current in their performance and, to the Knowledge of the Members and the Company, there are no material liabilities arising from any breach or default of any provisions of any such Customer Contract by any party thereto and nothing has occurred which with the lapse of time or the giving of notice or both would constitute a breach or default by any party to any such Customer Contract or would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the property of the Company. The Company has made available to Buyer true copies of all Customer Contracts.

(c)     Except as set forth on Schedule 5.6(c), the Company has complied in all material respects with the provisions of all Customer Contracts, to which the Company is a party or by which it is bound, and the Company is not in material default under any provision thereof, nor is there any basis known to the Company for a valid claim of default, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute such a default; the Company does not have knowledge of any material failure of performance, lack of compliance, breach of any Customer Contract, or threat thereof, by any other party thereto.

(d)     Without limiting the generality of the foregoing, except as set forth in Schedule 5.6(d), the Company is not a party to any franchise, license, distributor or other similar type of agreement which has not been previously disclosed to Buyer and/or included on a Schedule attached hereto.

(e)     The Customer Contracts were executed in the ordinary course of business.

(f)     The WBE Contracts represent not more than five percent (5%) of the Company’s revenue as of the Balance Sheet Date. Schedule 5.6(f) sets forth, with respect to each WBE Contract, the good faith estimate by the Company of the dollar amount of the backlog of the Company thereunder and the name of the customer. All WBE Contracts contain a provision regarding a “run-off period” that will allow the Company to continue performance under such WBE Contracts through the expiration of any applicable term under such WBE Contracts notwithstanding any loss, cancellation, termination or revocation of the Company’s certification as a disadvantaged business enterprise.

(g)     Notwithstanding any other provision of this Section 5.6, the Buyer acknowledges that the Equitrans and IFC Teaming contracts and the Mechanicsburg, Pennsylvania office lease require the customer’s or landlord’s to consent to a change in control and Buyer waives any breach of this Section 5.6 caused by the failure to obtain the customers or landlord’s consent or waiver of the change in control provision.

5.7     Title to Properties. The Company has, or will have as of the Closing Date, good and marketable title to all of its assets used in the Business (except for leased property and equipment subject to operating leases) which will be, as of Closing, free and clear of all mortgages, liens, pre-petition claims, assessments, charges, pledges, security interests, leases, and other encumbrances, except for leased property and equipment subject to operating leases and the other matters listed in Schedule 5.7.

5.8     Accounts Receivable and Accounts Payable.

(a)     All of the Company’s Accounts Receivable with respect to the Company represents bona fide transactions on an arms’ length basis in the ordinary course of business. The accounts receivable of the Company are current and to the best of Company’s and the Members’ knowledge are collectible net of the reserve shown on the Balance Sheet dated February 28, 2014 (which reserve is adequate). Subject to such reserve, each of the accounts receivable either has been or will be collected in full, without any setoff, expense, or other reduction, within 180 days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the ordinary course of business, with respect to any account receivable. Schedule 5.8 lists and sets forth the Accounts Receivable as of February 28, 2014.

(b)     The accounts payable of the Company are properly reflected on the Financial Statements, and arose from bona fide transactions with non-Affiliated third parties in the ordinary course of business.

5.9     Pre-Billed Revenues and Customer Prepaid Deposits. Set forth in Schedule 5.9 (a) is a complete and correct list of all “Customer Prepaid Deposits” which shall mean all Accounts Receivable and Work In Process of the Company as of the date of this Agreement and for which the Company has not performed the related services for, or delivered the related products to, the applicable customer. Schedule 5.9(b) shall set forth any “Pre-Billed Revenues” of the Company.

5.10     Financial Statements. Attached hereto as Schedule 5.10 are the following financial statements of the Company (collectively, the “Financial Statements”): (i) compiled financial statements of the Company for the fiscal year ending December 31, 2011, (ii) reviewed financial statements of the Company for the fiscal year ending December 31, 2012, (iii) company prepared financial statements of the Company for the fiscal year ending December 31, 2013, and (iv) unaudited financial statements of the Company for the two-month period ended February 28, 2014 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of the Company at the applicable balance sheet dates and the results of operations for the periods covered and have been prepared from, and are in accordance with, the books and records of the Company. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities and have been maintained in good faith with reasonable diligence. Except as reflected on the Financial Statements, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write up or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

5.11     No Undisclosed Liabilities. Except as set forth in Schedule 5.11, the Company does not have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) with respect to the Company other than liabilities or obligations to the extent shown on the pro forma Balance Sheet dated February 28, 2014, or liabilities related to Work in Process.

5.12     Equipment.     Except as set forth on Schedule 5.12(a), the Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property, assets and equipment (collectively, “Equipment”) of the Company, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 5.12(b), all Equipment of the Company that is material to the Company is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, is usable in the regular and ordinary course of the Business of the Company, is maintained in compliance with industry standards and Legal Requirements, and is adequate for the uses it is intended. The Company has no Knowledge of any defects or problems with any Equipment. Except as set forth on Schedule 5.12(c), all Equipment used in the Business is in the possession of the Company.

5.13     Insurance. The Company currently maintains policies of fire, liability and other forms of insurance with respect to the Company. All of these policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. There are no claims by the Company under any of such policies relating to the Business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights.

5.14     Real Estate. Except as set forth on Schedule 5.14, the Company does not own, directly or indirectly, and has never owned, any real property (the “Owned Real Property”). The Owned Real Property complies with and has been operated in compliance with all Legal Requirements, including environmental and zoning requirements, and the Company has not received any written notification from any Governmental Body requiring any improvements to the Owned Real Property.

5.15     Leases. Schedule 5.15 contains a complete and correct list, by street address, of real property and interests in real property used or occupied, directly or indirectly, by the Company (the “Leased Real Property”). The Company has good and valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All leases and other agreements relating to the Leased Real Property (the “Leases”) are in full force and effect. No party under any such Lease is in default thereunder and there are no matters that, with the notice or passage of time, would be defaults thereunder. The Company does not use other leased realty other than as covered by the Leases. All rental and other amounts due and payable under any Lease have been paid in full. The Leased Real Property complies with and has been operated in compliance with all Legal Requirements, including environmental and zoning requirements, and the Company has not received any written notification from any Governmental Body requiring any improvements to the Leased Real Property.

5.16     Employee Benefits.

(a)     Employees of the Company participate in the plans sponsored by the Company and listed on Schedule 5.16(a), which is a true and complete list of each Employee Benefit Plan and any Plans that provide benefits to employees of the Company, if any. Except as set forth on Schedule 5.16(a), no Employee Benefit Plan is (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. The Company has not incurred any liability (including as a result of any indemnification obligation) under Title IV of ERISA, and no condition exists that would subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, encumbrance, Lien or other liability imposed by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any formal plan or obligation to change or otherwise modify any existing Employee Benefit Plan or program or to establish any new Plan or program.

(b)     All Employee Benefit Plans have been administered (including with respect to reporting and disclosure) and are in compliance with their individual terms and with applicable Legal Requirements, including ERISA and the Code. Each of the ERISA plans that is intended to be “qualified” within the meaning of Code Section 401(a), and the trust (if any) forming a part thereof is a prototype Employee Benefit Plan entitled to rely on the prototype sponsor’s opinion letter or has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. The Company has not received any claim or notice that any such Employee Benefit Plan is not in compliance with the terms of the applicable Employee Benefit Plan, ERISA, the Code (including all Tax rules, compliance with which is required for any intended favorable Tax treatment) or any and all other applicable Legal Requirements.

(c)     There are no Proceedings pending or Threatened against the Company by or on behalf of any Employee Benefit Plan, by an employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(d)     The Company has delivered or made available to Buyer a true, correct and complete copy of each Employee Benefit Plan, including (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent determination letter from the IRS, if any.

(e)     All contributions required to be made to any Employee Benefit Plan by Legal Requirements or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely paid in full or accrued in the Financial Statements.

(f)     Except as set forth on Schedule 5.16(f), the consummation of the Contemplated Transactions (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amount or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

5.17     Employees and Labor Matters.

(a)     Schedule 5.17(a) is a true, accurate and complete list containing the name, current position and compensation, and accrued and unpaid benefits, including incentive plans and personal time off, of each individual who is an employee of the Company on the date of this Agreement.

(b)     Except as otherwise indicated, all employees listed on Schedule 5.17(a) are employees–at–will.

(c)     The Company is not a party to any labor contract relating to the Company, and no strike, slowdown, picketing, or work stoppage is pending or, to the Knowledge of the Company, Threatened.

(d)     The Company has maintained and continues to maintain, true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including, without limitation, adequate documentation of the applicability of exemptions under such laws.

(e)     Except as set forth in Schedule 5.17(e), there are no pending or, to the Knowledge of the Company Threatened, and during the last two (2) years there have not been any, formal employment-related Proceedings against the Company relating to the Business, including, but not limited to, violations of the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866 and 1964, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, and any other employment-related Legal Requirements.

5.18     No Conflict. Except as set forth in Schedule 5.18, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of the Company’s articles of organization or Operating Agreement, (ii) contravene, conflict with or result in a violation of, any Legal Requirement, or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Customer Contracts.

5.19     Company Litigation. Except as set forth on Schedule 5.19, there are no actions, suits, proceedings, claims, arbitrations or investigations pending or, Threatened, concerning the Business, whether civil or criminal or before any governmental authority or agency, and the nature of such matters having been fully disclosed to Buyer. There is no order, writ, injunction or decree which has been issued by or, requested, of any court or governmental agency which does or may result in a Material Adverse Effect on the Business of the Company. Except as set forth on Schedule 5.19, there are no claims pending or, Threatened against the Business of the Company in which a customer of the Company or any third party in connection with the Company has alleged damages of any kind whatsoever due to (a) the quality of service provided by the Company or (b) any act of the Company.

5.20     Compliance with Laws. The Company is and has been in compliance with all Legal Requirements applicable to it and its operations (as conducted by it now and in the past) and any other properties and assets of the Company (in each case owned or used by it now or in the past). The Company has not received, at any time, any written notice from any Governmental Body regarding any violation of or failure to comply with any Legal Requirements, nor is the Company under investigation with respect to, a violation of any Legal Requirement. The Company is not a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Body, and the Company has filed all reports required to be filed with any Governmental Body on or before the date hereof. None of the Company nor, to the Knowledge of the Company, any manager, employee, Member or other third Person acting at the direction of the Company, has taken any action in violation of the United States Foreign Corrupt Practices Act, as amended.

5.21     Brokers or Finders. The Parties have not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement that will not be satisfied on or before the Closing Date.

5.22     Intellectual Property.

(a)     Schedule 5.22(a) sets forth a true and complete list of all United States and foreign patents, patent applications, registered copyrights, trademarks, trade names, service marks and internet domain names that are owned by the Company (the “Owned Intellectual Property”). None of the Owned Intellectual Property is subject to any Liens, other than Permitted Liens and non-exclusive licenses granted by the Company in the ordinary course of business. To the Knowledge of the Company, no Person is infringing the Owned Intellectual Property.

(b)     Schedule 5.22(b) sets forth a true and complete list of all licenses (including sublicenses) of Intellectual Property pursuant to which (i) the Company licenses Intellectual Property from a third Person, or (ii) the Company licenses Intellectual Property to a third Person.

(c)     The Company owns, licenses, sublicenses or otherwise legally possesses enforceable rights to use all Intellectual Property as used by the Company as currently conducted (the “Company Intellectual Property”). There is no Proceeding pending or Threatened against the Company with respect to the ownership, use or validity of the Company Intellectual Property. The use by the Company of the Company Intellectual Property does not infringe on the rights of any Person, and there have never been any claims against the Company of any such infringement. The Company is not obligated or under any liability to make any payments by way of royalties, fees or otherwise with respect to the use of any Company Intellectual Property. The consummation of the Closing will not result in the termination of the Company’s rights to any Company Intellectual Property.

(d)     The Company has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(e)     Each employee of the Company engaged in the development of Intellectual Property or technology for the Company has executed a proprietary information and inventions agreement and, to the Knowledge of the Company, no employee of the Company engaged in the development of Intellectual Property or technology for the Company is in breach of or has breached any such proprietary information and inventions agreement.

5.23     Environmental. The Company has provided Buyer access to true and complete copies of all environmental reports and studies in the Company’s possession, or of which the Company has Knowledge, concerning the Owned Real Property and the Leased Real Property. Except as set forth on Schedule 5.23:

(a)     the Company is, and has conducted its business, in compliance with all Environmental Laws;

(b)     during the past two (2) years, the Company has not received any written notice, claim, complaint, subpoena, governmental information request, or summons, or been Threatened with any action from any Person alleging any liability under Environmental Laws relating to the Company or any violation of any Environmental Law by the Company;

(c)     to the Knowledge of the Company, there has been no Release at, on, under or from the Owned Real Property or the Leased Real Property that would reasonably be expected to give rise to a liability of the Company under Environmental Laws; and

(d)     neither the Company nor any of its assets is subject to any order, decree, injunction or other directive of any Governmental Body and neither the Company nor any of its assets is subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities.

5.24     Licenses and Permits. The Company has all material franchises, licenses, certificates, consents, waivers, permits, orders, approvals and other authorizations of any governmental or regulatory body (federal, state and local) and any contractor licenses necessary for the conduct of the Business as now carried on by the Company (collectively, the “Licenses and Permits”), and such Licenses and Permits are in full force and effect. No proceeding is pending or to the Knowledge of the members or the Company Threatened concerning the revocation or limitation of any Licenses or Permits.

5.25     Affiliate Transactions. Except as set forth on Schedule 5.25, the Company is not a party to any Contract with any Affiliate, member or employee of the Company and no Affiliate, member or employee of the Company (a) owns any asset, property or right, tangible or intangible, used by the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company, or (c) is owed any payment or obligation by the Company (other than payments and obligations under Contracts disclosed on Schedule 5.25 or for compensation and benefits in the ordinary course of business).

5.26     Tax Returns and Payments.

(a)     All Tax Returns required to be filed with any Governmental Body by or on behalf of the Company have been timely filed in accordance with applicable Legal Requirements, and all such Tax Returns were correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Governmental Body.

(b)     Except as set forth on Schedule 5.26(b), all Tax Returns filed with respect to Tax years of the Company through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Legal Requirements, after giving effect to extensions or waivers, has expired. The Company is not delinquent in the payment of any Tax nor has the Company requested an extension of time to file a Tax Return and not yet filed such return. The Company is not a beneficiary of any unexpired waiver or extension of any statute of limitations with respect to the assessment or collection of any Tax for which the Company may be liable. To the Knowledge of the Company, no audit or other administrative proceeding is pending or threatened, and, to the Knowledge of the Company, no judicial proceeding is pending or threatened, that involves any Tax or Tax Return filed or paid by or on behalf of the Company.

(c)     The Company is not party to any Tax indemnification, Tax allocation or Tax sharing agreements.

(d)     No unresolved claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns alleging that the Company is or may be subject to taxation by that jurisdiction or to a Tax Return filing requirement.

(e)     There are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes for which adequate reserves are reflected in the Financial Statements) on the assets of the Company.

(f)     The Company has made available to Buyer true and complete copies of all Tax Returns of the Company for the Tax years beginning on or after January 1, 2010.

(g)     The Company has timely collected or withheld any Taxes required to be collected or withheld for all periods for which the statute of limitations has not yet expired, and has paid or remitted on a timely basis all Taxes required to be so paid or remitted to the applicable authority or depository.

(h)     The Company is not and has never been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

5.27     Severance. Except as shown on Schedule 5.27, the Company has no severance policy as of the date hereof (and will not create a severance policy prior to the Closing) in writing or orally by operation of a manual, memorandum or otherwise; and the Company has created no severance obligations to any individuals as of the date hereof (and will not incur any such severance obligations prior to the Closing) in writing or orally by operation of a manual, memorandum or otherwise.

5.28     Full Disclosure. This Agreement and the Schedules, Exhibits, financial statements and other documents and certificates furnished or to be furnished by or on behalf of the Company and the Members to Buyer pursuant to the provisions of this Agreement do not, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein or therein not misleading.

5.29     Warranties. Except as set forth in Schedule 5.29, the Company has not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company. The Company, except as set forth on Schedule 5.29, has legally excluded liability for all special, incidental, punitive, and consequential damages to any customer of The Company.

5.30     Absence of Certain Changes or Events. Since December 31, 2013, (a) there has not been any event, circumstance, change or effect that has had or would have a Material Adverse Effect, and (b) the business of the Company has been conducted in the ordinary course of business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member represents and warrants (with respect to herself only and not with respect to any other Member) to Buyer as follows:

6.1     Capacity and Authority; Enforceability. Such Member is a natural person and has the legal capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which such Member is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Such Member has taken all action on the part of such Member necessary for the execution and delivery of this Agreement and the other Transaction Documents to which she is a party, the performance of all obligations of such Member to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Member and constitute valid and legally binding obligations of such Member, enforceable against such Member in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2     Ownership of Membership Interests. Such Member is the record and beneficial owner of, and has good and valid title to, the Membership Interest set forth opposite such Member’s name on Schedule 6.2, free and clear of any Liens or any other restrictions on transfer. The Membership Interest set forth opposite such Member’s name on Schedule 6.2 represent all right, title and interest with respect to the equity of the Company owned by such Member. Such Member is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any membership interest (other than this Agreement). Except as set forth on Schedule 6.2, such Member is not a party to any voting trust, proxy or other agreement or understanding with respect to, restricting or otherwise relating to the voting, distribution rights or other disposition of any Membership Interest. Upon the Closing of the Contemplated Transactions, such Member will have transferred to Buyer all rights, title and interest in and to the Membership Interest set forth opposite such Member’s name on Schedule 6.2, free and clear of all Liens.

6.3     No Conflict. Neither the execution and delivery by such Member of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, any Legal Requirement applicable to such Member, or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which such Member is a party. No Consent is required to be made by or on behalf of such Member in connection with the execution, delivery or performance by such Member of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

6.4     Litigation. There is no pending Proceeding, and to such Member’s knowledge, no Person has Threatened to commence any Proceeding that challenges, or seeks damages or other relief in connection with, such Member’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

6.5     Brokers or Finders. Such Member has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability except as described on Schedule 6.5.

6.6     Affiliate Transactions. Except as described on Schedule 6.6, neither such Member nor any of its Affiliates is party to any Contract with the Company of the nature required to be listed on Schedule 5.25.

6.7     United States Person. Such Member is a United States Person (as defined in Section 7701(a)(3) of the Code).

6.8     Securities Law Matters. Such Member hereby agrees, represents and warrants to Buyer as follows:

(a)     Such Member is acquiring the Promissory Note for his or her own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

(b)     Such Member is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

(c)     Such Member confirms that Buyer has made available to such Member and his or her Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as such Member has requested, and all such information has been received.

(d)     Such Member is acquiring the Buyer common stock pursuant to Sections 3.1 and 3.8 solely for such Member’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Member further represents that such Member does not have any present intention of selling, offering to sell or otherwise disposing of or distributing such Buyer common stock or any portion thereof, and that the entire legal and beneficial interest of such Buyer common stock being acquired by such shareholder for, and will be held for the account of, such Member only and neither in whole nor in part for any other Person.

(e)     Such Member is aware that:

(i)     the Buyer common stock to be issued pursuant to Sections 3.1 and 3.8 has not been registered under the Securities Act, and such Buyer common stock must be held indefinitely unless a transfer of such Buyer common stock is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Buyer is under no obligation to register such common stock of Buyer; and

(ii)     Buyer will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f)     Such Member is aware of the provisions of Rule 144, promulgated under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions, including among other things: (i) the resale occurring not less than six (6) months from the date such shareholder has acquired such Buyer common stock pursuant to Sections 3.1 and 3.8; (ii) the availability of certain public information concerning Buyer; (iii) the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended); and (iv) that any sale of such Buyer common stock may be made by such Member only in limited amounts during any three (3)-month period not exceeding specified limitations. Such Member further represents that such Member understands that at the time such Member wishes to sell such Buyer common stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Buyer may not be satisfying the current public information requirements of Rule 144, and that, in such event, such Member would be precluded from selling such Buyer common stock under Rule 144 even if the six (6)-month minimum holding period had been satisfied. Such Member represents that such Member understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g)     Without in any way limiting such Member’s representations and warranties set forth above, such Member further agrees that such Member shall in no event make any disposition of all or any portion of such Buyer common stock which such Member is acquiring unless and until:

(i)     there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)      such Member shall have (1) notified Buyer of the proposed disposition and furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (2) furnished Buyer with an opinion of such Member’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of such Member’s counsel shall have been concurred in by counsel for Buyer, and Buyer shall have advised such Member of such concurrence.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Members as follows:

7.1     Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Buyer has all requisite power and authority to enter into and perform its obligations under this Agreement. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which failure to so qualify would have a material adverse effect.

7.2     Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver this Agreement and the ancillary agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the ancillary agreements have been duly approved by the board of directors and stockholders of Buyer. This Agreement constitutes, and at the Closing the ancillary agreements will constitute, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in Law or equity).

7.3     No Conflict. Except as set forth in Schedule 7.3, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of Buyer's certificate of incorporation or bylaws, (ii) to the Knowledge of Buyer, contravene, conflict with or result in a violation of, any Legal Requirements, or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract or agreement to which Buyer is a party.

7.4     Litigation. Except as set forth in Schedule 7.4, there is no pending Proceeding, and to Buyer's knowledge, no Person has Threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, Buyer's performance of this Agreement, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement.

7.5     Brokers or Finders. Buyer has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement for which The Company will directly or indirectly have any liability.

7.6     Financial and Regulatory Matters. Buyer will, as of the Closing Date, have the financial capacity and capability to perform all of its obligations under this Agreement.

ARTICLE VIII
COVENANTS

8.1     Certain Tax Matters.

(a)     Pre-Closing Tax Periods. Following the Closing Date, the Members shall prepare and timely file or cause to be prepared and timely filed at its expense all Tax Returns that are required to be filed after the Closing Date in respect of taxable periods of the Company ending on or before the Closing Date (“Pre-Closing Tax Period”) and shall timely pay all Taxes that are due on or before the Closing Date. In each case such Tax Returns shall be in conformity with the Code and Treasury Regulations. The Members shall provide draft copies of each such Tax Return to Buyer at least sixty (60) days prior to the filing thereof for its review and comment. The Members and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such proposed Tax Returns. The Company shall timely file all such Tax Returns, and shall pay, subject to Section 10.2(h), the amount of any Taxes shown as due by the Company thereon to the appropriate Tax authorities.

(b)     Straddle Periods. Buyer shall prepare and timely file or cause to be prepared and timely filed at its expense all Tax Returns that include periods ending after the Closing Date. The Company shall timely file all such Tax Returns and shall pay the amount of any Taxes shown due by the Company thereon to the appropriate Tax authorities.

(c)     For purposes of Sections 8.1(a) and (b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) in the case of Income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, including therein any Income Tax due as a result of any of the Contemplated Transactions. All determinations necessary to give effect to the foregoing allocations shall be made in conformity with the Code, Treasury Regulations and any other applicable authorities except to the extent required by Legal Requirement.

(d)     Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with financial accounting for Taxes, the filing of Tax Returns and any suit, action, inquiry, proceeding, administrative or judicial appeal, audit, litigation or other similar proceeding with respect to Taxes (each, a “Tax Contest”). Such cooperation shall include (i) providing the other Party with any final determination of any such Tax Contest that affects any amount required to be shown on any Tax Return of the other Party for any period, (ii) retaining and (upon the other Party’s request) providing records and information (including all relevant Tax opinions and FIN 48 workpapers) that are reasonably relevant to financial accounting for Taxes, any Tax Contest and Tax Return, and (iii) making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and the Members shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information (including all Tax opinions and FIN 48 workpapers) that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. The Members and the Company agree that the Members shall act on behalf of the Company in connection with all cooperation under this Section 8.1(d).

(e)     Tax Contest. Notwithstanding anything to the contrary herein, with respect to any Tax Contest, neither the Members nor the Members shall be entitled to control the conduct or settlement of such Tax Contest. Buyer is entitled to settle such Tax Contest without the prior written consent of the Members.

(f)     Tax Sharing Arrangements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than the provisions of this Agreement) shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of any period prior to the Closing Date.

(g)     Transfer Taxes. Any and all Transfer Taxes shall be paid by the Members. The Members and Buyer shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. The Members shall be responsible for filing any such Tax Return and, shall timely pay any Transfer Taxes due and payable with respect to such Tax Return.

8.2     Cooperation and Proceedings; Access to Records.

(a)      After the Closing, the Company shall cooperate with Buyer and its counsel and make itself and its representatives available to Buyer and the Company in connection with the institution or defense of any Proceeding, whether existing, threatened, or anticipated, involving or relating to this transaction, Buyer or the Company, including providing testimony, business or stock records, and other information.

(b)     The Members and Buyer will make available to the other any records in the non-requesting Party’s custody or control for the purpose of preparing any Financial Statement or Tax Return or preparing for or defending any Tax-related examination of the requesting Party or the Company by any Governmental Body. The Party requesting such Records will reimburse the non-requesting Party for the reasonable out-of-pocket costs and expenses incurred by the non-requesting Party. The non-requesting Party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting Party, and subject to such reasonable limitations as the non-requesting Party may impose to delete competitively sensitive or privileged information.

8.3     Noncompetition, Nonsolicitation, and Nondisparagement.

(a)     For a period of two (2) years after Closing Date as to Kelly S. Caldwell, and four (4) years after the Closing Date as to Amy B. Gonzales (respectively as to the applicable Member, the “Applicable Covenant Period”):

(i)     The Members shall not, without the prior written consent of the Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged (a) anywhere in the State of New Jersey, Pennsylvania, North Carolina or Florida, (b) within a 100-mile radius of any other location operated by the Company or any Affiliate at any time prior to Closing or during the Applicable Covenant Period and at which the applicable Member provided services for the Company or Affiliate, or (c) anywhere else in the United States, in the provision of environmental consulting services, construction or project management services, or environmental inspections, utility inspections or construction inspections to the water, energy or construction industries, and other engineering businesses or any other business conducted by the Company or any other member of the NV5 Group for which the applicable Member had operating responsibilities at any time prior to Closing or during the Applicable Covenant Period. The parties acknowledge and agree that the direct or indirect ownership by a Member as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement.

(ii)     The Members shall not, directly or indirectly, (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of the Business to terminate such relationship; (B) in any way interfere with the relationship between the Business and any of its employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent, or independent contractor of the Business.

(iii)     The Members shall not, directly or indirectly, approach or solicit business of a type provided by the Company from any current customer of the Company with whom the applicable Member had contact on the Company's behalf during the Applicable Covenant Period (a "Customer") (except to the extent necessary solely to ascertain any other business conducted by the Company or any other member of the NV5 Group and for which such Member had operating responsibilities at any time to the termination of employment.

(b)     The Members shall not make any disparaging statement, either orally or in writing, regarding Buyer, the Company, the business, products, or services thereof, or any of their respective shareholders, directors, officers, members, managers, employees, or agents.

(c)     The Members agree that this Section 8.3, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve Buyer’s and the Business’ legitimate business interests and the value of the Membership Interests and the Company, and to prevent an unfair advantage from being conferred on the Members.

(d)     If any provision of this Section 8.3 would be held to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Legal Requirements.

(e)     The Members acknowledge that any Breach of this Section 8.3 would result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, the Members acknowledge and agree that, in the event of a Breach by any Member, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against such Member, including temporary restraining orders and preliminary and permanent injunctions to restrain such Member from such Breach and to compel compliance with the obligations of such Member, and the Members waive the posting of a bond or undertaking as a condition to such relief.

8.4     Confidentiality.

(a)     “Confidential Information” includes any of the following information held or used by or relating to the Company and its Business:

(i)     all information that is a trade secret;

(ii)     all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and

(iii)     all information concerning the business and affairs of the Company and its Business, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)     The Members acknowledge the confidential and proprietary nature of the Confidential Information and agree that the Members shall from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Members’s possession; (ii) not use the Confidential Information for any reason or purpose other than as necessary in performance of duties as employees of the Company after Closing; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s Consent.

(c)     Section 8.4(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 8.4 by any Member. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d)     If a Member becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 8.4, such Member shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.4. In the absence of a protective order or other remedy, such Member may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Member’s counsel, such Member is legally compelled to disclose; provided, however, that such Member shall use its commercially reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)     Nothing in this Section 8.4 will diminish the protections and benefits under applicable Legal Requirements to which any trade secret of the Company is entitled. If any information that the Buyer asserts to be a trade secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 8.4.

8.5     Customer and Other Business Relationships.

(a)     After the Closing, each Member shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer the Company’s business relationships, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities, and others. The Members shall refer to Buyer all inquiries and communications received by the Members relating to the Company after the Closing.

(b)     After the Closing, the Members shall not take any action, either directly or indirectly, that could diminish the value of the Company or interfere with the Business, it being understood that if a Member is employed by the Company after the Closing that such Member merely leaving the employ of the Company shall not be deemed to be a violation of this provision.

8.6     Employment Agreements. The Company shall cause each of the Key Employees to execute and deliver an employment agreement with the Company in a form approved in advance by Buyer. The amount of base compensation allocated to Amy Gonzales, Kelly Caldwell, and Edward Gonzales in such employment agreements shall not exceed $600,000.

8.7     Business Operations. During the period from the date of this Agreement through the Closing, the Members shall cause the Company to, operate the Business in the ordinary course in a manner substantially consistent in all material respects with the Company’s past practice. The Company shall not incur any Indebtedness outside the ordinary course of business and shall not make any distributions to the Members.

8.8     E&O Insurance Changes Notice. The Company maintains errors and omissions insurance policy (the “E&O Policy”) which covers the persons described therein as covered persons for all acts and events occurring up to three (3) years prior to the Closing Date. After Closing, the Company shall provide the Members with thirty (30) days advance written notice prior to making any change to the E&O Policy which would reduce the coverage or covered persons, or shorten the term. Except for the obligation to provide notice as described herein, the Company is under no obligation to continue to maintain the E&O Policy or pay for any replacement policy, and may make any changes thereto as the Company deems appropriate in its sole discretion.

ARTICLE IX

DUE DILIGENCE

9.1     Due Diligence Access. The Members and the Company agree to provide Buyer with reasonable access to the Company’s Business prior to the Closing Date for the purpose of performing a due diligence investigation of the Company, including to determine the accuracy of the representations and warranties set forth herein. The Members and Buyer shall coordinate such access so as not to unreasonably disrupt the Business. In addition, the Members and the Company shall make available for consultation with Buyer such employees as determined by Buyer’s due diligence. The Members shall have the right to attend any meeting between Buyer and any employee, but excluding any meeting regarding discussions involving such employee’s future employment by the Company.

ARTICLE X
CONDITIONS PRECEDENT TO THE CLOSING

10.1     Obligation of Buyer to Close. The obligations of Buyer to pay the Purchase Price and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)     Accuracy of Representations. All of the representations and warranties of Members and the Company set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except to the extent that the representations and warranties are untrue or inaccurate as of the Closing Date because of (i) changes caused by actions or transactions approved in writing by Buyer, (ii) events or changes occurring between the date of this Agreement and the Closing Date that do not have a Material Adverse Effect on the Business taken as a whole, or (iii) events or changes which occur in the ordinary course of business or which result from the announcement of Members sale of the Membership Interests or from general market or economic conditions beyond the control of Members.

(b)     Default. All of the covenants and obligations that Members and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(c)     Closing Deliveries. The Company and the Members shall have executed and delivered all closing documents to which they are a party pursuant to Section 4.2(a).

(d)     No Proceedings. No Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Parties’ performance of this Agreement, or (ii) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with the Parties’ performance of this Agreement, shall be pending or, to either Party’s knowledge, threatened.

(e)     Employment Agreements. The Key Employees shall have each executed and delivered an employment agreement with the Company in a form approved by Buyer.

(f)     Buyer’s Board of Directors Approval. Buyer’s Board of Directors shall have approved the Transaction as evidenced by the execution of this Agreement.

(g)     Satisfactory Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation of the Business.

10.2     Obligation of Members to Close. The obligations of the Members to take the actions required to be taken by the Members at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Members, in whole or in part):

(a)     Accuracy of Representations. All of the representations and warranties of Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b)     No Default. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.

(c)     Closing Deliveries. Buyer shall have delivered the Purchase Price, Closing Shares and all other closing documents required under Section 4.2(b).

(d)     No Proceedings. No Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Parties’ performance of this Agreement, or (ii) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with the Parties’ performance of this Agreement, shall be pending or, to either Party’s knowledge, threatened.

ARTICLE XI

INDEMNIFICATION AND DISPUTE RESOLUTION

11.1     Survival. Except as otherwise specifically provided in this Agreement, each of the representations, warranties, covenants and agreements of the Parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of thirty six (36) months, except that:

(a)     the representations and warranties set forth in Sections 5.1 (Organization; Good Standing), 5.2 (Power and Authority; Enforceability), 5.3 (Subsidiaries), 5.4 (Capitalization), 5.21 (Brokers or Finders), 5.6(f) (WBE Contracts), and ARTICLE VI (the “Fundamental Representations”) shall survive indefinitely;

(b)     the representations and warranties set forth in Sections 5.16 (Employee Benefits) and 5.26 (Tax Returns and Payments) shall survive until the expiration of the applicable statute of limitations (and extensions or waivers thereof); and

(c)     the covenants and agreements in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by such covenants or agreements, or if no period is specified, indefinitely.

11.2     Indemnification Obligations of the Members. The Members, severally and not jointly, in accordance with the proportions set forth on Exhibit A, shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and the Company, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Buyer Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by the Company or any Member contained in this Agreement as of the Closing;

(b)     any Breach of any covenant, agreement or express undertaking made by the Company or any Member in this Agreement;

(c)     any criminal liabilities arising from actions taken or omitted to be taken by the Company or any Member prior to the Closing in connection with this Agreement or any other Transaction Document;

(d)     any claim by a Person (other than the Members to the extent of the Membership Interests) that such Person owns or has any rights in or to any equity interest in the Company; except to the extent such claim involves membership interests transferred from a Member (or their successor) to such Person for which such Member is independently responsible under this Agreement; and

(e)     any liability of the Company (i) for Taxes or the nonpayment thereof for any Pre-Closing Tax Periods (including Taxes for the portion of any Straddle Period ending on the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, (iii) for any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirements, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, and (iv) any Taxes, and reimbursement of Taxes and otherwise under Section 409A of the Code attributable to the Contemplated Transactions.

11.3     Indemnification Obligations of Buyer. Buyer shall indemnify, defend and hold harmless the Members, their Affiliates, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Member Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Member Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement as of the Closing;

(b)     any Breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with Buyer in connection with the Contemplated Transactions.

11.4     Notice of Indemnification. Any “Indemnified Party” seeking indemnification hereunder shall give written notice to an “Indemnifying Party” of any claim for indemnifiable Damages, which notice shall set forth: (i) the amount of Damages which the Indemnified Party claims to have sustained by reason thereof, and (ii) the basis of the claim therefor. Such claim shall be paid by the Indemnifying Party on the later to occur of the expiration of ten (10) days from the date of such notice (the “Notice of Contest Period”) or, if such claim is contested, the date the dispute is resolved. If, prior to the expiration of the Notice of Contest Period, the Indemnifying Party shall notify the Indemnified Party in writing of its intention to dispute the claim, and if such dispute is not resolved within thirty (30) days after expiration of such period, then Section 11.6 below shall apply.

11.5     Third Party Claims.

(a)     If any third party notifies any Party (the "Indemnified Party") with respect to any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Damages (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 11.5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)     Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(c)     So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 11.5(a) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d)     In the event any of the conditions in Section 11.5 (b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably and in good faith deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section XI and its subparagraphs and the limitations contained therein.

11.6     Exclusive Remedy. From and after Closing, except as provided in Section 11.7(f) and for the remedy of specific performance, and except in the case of intentional fraud, indemnification under this ARTICLE XI shall be the sole and exclusive remedy for any claim or action related to or arising out of this Agreement or the operation of Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Buyer and the Members each hereby waive any provision of any applicable law to the extent that it would limit or restrict the agreement contained in this Section 11.6.

11.7     Dispute Resolution.

(a)     General. The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall, subject to the mediation provision set forth below, be filed exclusively in the state courts in Broward County, Florida. Neither of the Parties will argue or contend that it is not subject to the jurisdiction of the Florida courts or that venue in Broward County, Florida, is improper.

(b)     Mediation. If a dispute arises out of or relates to this Agreement, the relationships that result from this Agreement, the breach of this Agreement or the validity or application of any of the provisions of this Section 11.7 (b), and if the dispute cannot be settled through negotiation, the Parties agree to submit the dispute to mediation in Fort Lauderdale, Florida prior to commencing litigation. The Parties will attempt in good faith to agree on a neutral mediator to resolve the dispute. The mediation will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules. If the Parties cannot agree on a mediator within twenty (20) days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to litigation. Neither of the Parties may commence or pursue litigation until this non-binding mediation has been conducted and concluded. The Parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five (5) days before the mediation to submit and exchange with one another detailed position papers. The position papers shall include a factual recitation of the dispute, each Party’s position on the facts and the law, the Party’s assessment of the likely outcome and its position on settlement. Each Party will bear its own expenses incurred (including attorneys’ fees) in connection with the mediation, and will equally share the mediator’s fees and expenses.

(c)     Litigation. If the Parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, either Party may pursue the remedies available to it at law or equity; provided that any such proceeding shall be subject to all of the terms of this Section 11.6, including jurisdiction, choice-of-law and venue.

(d)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(e)     Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful Party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful Party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing Party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful Party from the date of the offer forward.

(f)     Equitable Remedies. Notwithstanding the provisions of this Section 11.6, in the event that a Party desires to enforce any provision of this Agreement by injunction or specific performance, or to obtain other equitable relief, such Party may seek such relief by commencing a proceeding in a court in Broward County, Florida, and shall not be required to seek mediation.

11.8     Indemnification Payments; Setoff Against Promissory Notes. If the Indemnifying Party fails to deliver a Claim Response within the applicable Response Period, the Indemnifying Party shall pay the Indemnified Party, within ten (10) Business Days after the expiration of the applicable Response Period, the amount specified in such Claim Notice or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If a Buyer Indemnified Party is the Indemnified Party, at any time prior to any payment of a portion of the principal and interest to the Members pursuant to the terms of the Promissory Notes and Section 3.1(c), any outstanding principal amount of each Promissory Note shall be deemed to be reduced by any amounts paid or payable to any Buyer Indemnified Party under the terms of this ARTICLE XI (in accordance with the proportions set forth on Exhibit A) until the outstanding principal amount of such Promissory Note is zero. Any amounts otherwise payable by the Members in excess of the then outstanding principal amount of the Promissory Notes or by Buyer to the Indemnified Party as finally determined shall be paid by wire transfer or delivery of other immediately available funds within ten (10) Business Days after such final determination to such bank account or accounts designated in writing by the other Party at least three (3) Business Days prior to the applicable payment date.

11.9     Limitations. Notwithstanding anything to the contrary in the foregoing, the Members or the Buyer respectively, shall not be required to indemnify the other Party for Damages until the aggregate amount of all Damages for which either the Members collectively, or the Buyer, would otherwise be liable hereunder exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Deductible”) in which event such Party shall be responsible only for Damages exceeding the Deductible. Further, in no event shall a Member be liable for indemnification obligations hereunder in excess of the amount of the Purchase Price allocated to such Member hereunder.

ARTICLE XII
CONFIDENTIALITY

12.1     Non-Disclosure of Information. The provisions contained in the Confidentiality Agreement between the Parties remain in full force and effect.

12.2     Publicity. The Parties shall consult with each other as to the form and substance of any press release or other public disclosure regarding the transactions contemplated hereby, and neither Party shall make any press release or public disclosure thereof without the written consent of the other, provided that nothing in this Agreement shall prohibit either Party from making any public disclosure which it, with the advice of counsel, deems reasonable necessary to comply with applicable law or the rules of any applicable stock exchange.

12.3     Damages. The Parties agree that, in connection with any Breach or alleged Breach by a Party of the terms and provisions of ARTICLE XII, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys fees and court costs incurred in connection therewith.

ARTICLE XIII
GENERAL

13.1     Entire Agreement. With the exception of the provisions of the Confidentiality Agreement between the Parties, this Agreement, together with all Exhibits and Schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and therein and supersedes any prior understandings and agreements among them respecting such subject matter, whether verbal or written in all forms.

13.2     Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

13.3     Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been given: (i) upon receipt, if delivered in person, (ii) three (3) days after the date of mailing, if mailed by certified or registered mail (first class postage pre-paid), (iii) one (1) business day after deposit with an overnight courier service such as Federal Express, to the following addresses and (or to such other addresses which such Party shall designate in writing to the other Party): If to the Company or the Members, to:

Amy B. Gonzales

Kelly S. Caldwell

c/o AK Environmental, LLC.

850 Bear Tavern Road, Suite 106

West Trenton, NJ 08628

Telephone: (609) 771-1730

with a copy (which shall not constitute notice) to:

Beth Ferebee Atkins, Esq.

Howard, Stallings, From & Hutson, P.A.

PO Box 12347

Raleigh, NC 27605

Telephone: (919) 821-7700

If to Buyer or the Company:

NV5 Holdings, Inc.

200 South Park Road, Suite 350

Hollywood, FL 33021-8798

Attn: Richard Tong, EVP and General Counsel

Telephone: (954) 495-2114

with a copy (which shall not constitute notice) to:

Gregory A. McLaughlin, Esq.

Tripp Scott, P.A.

110 S.E. 6th Street, 15th Floor

Fort Lauderdale, FL 33301

Telephone: (954) 525-7500

13.4     Governing Law; Venue. This Agreement is being delivered and is intended to be performed in the State of Florida, and shall be construed and enforced in accordance with the laws of such state. Any action or proceeding seeking to enforce either party’s rights hereunder shall be brought in the courts of the State of Florida, County of Broward, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, Fort Lauderdale Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The prevailing party in any litigation arising out of or related to this Agreement shall have the right to recover attorneys' fees and costs, including those incurred during appellate proceedings.

13.5     Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

13.6     Severability. If any provision of this Agreement is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

13.7     Waiver. Except as otherwise provided in this Agreement, the failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

13.8     Assignment. Buyer may assign any of its rights or delegate any of its obligations hereunder to an Affiliate without the prior written consent of the Members.

13.9     Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and does not confer any rights on any other Persons.

13.10     Amendments. This Agreement may be amended only by a written instrument duly executed by each of the Parties hereto.

13.11     Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and either Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party hereto will not become effective until counterparts hereof have been executed by each of the Parties hereto. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts. In order to facilitate execution of this Agreement, fax or PDF signatures shall be deemed to be original signatures.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized officers as of the date first above written.

COMPANY:

AK ENVIRONMENTAL, LLC

	By:	/s/ Amy B. Gonzales
Name: Amy B. Gonzales
Title: Member

	By:	/s/ Kelly S. Caldwell
Name: Kelly S. Caldwell
Title: Member

BUYER:

NV5 HOLDINGS, INC.

	By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chief Executive Officer

MEMBERS:

/s/ Amy B. Gonzales
Amy B. Gonzales, Individually

/s/ Kelly Caldwell
Kelly Caldwell, Individually